Exhibit 10.66
SECOND AMENDMENT
TO
LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into this 28th day of June 2010, by and between Silicon Valley Bank (“Bank”) and Ramtron International Corporation, a Delaware corporation (“Borrower”) whose address is 1850 Ramtron Drive, Colorado Springs, Colorado 80921.

Recitals

A.  Bank and Borrower have entered into that certain Loan and Security Agreement dated as of August 18, 2009, as amended by that certain First Amendment to Loan and Security Agreement (as the same may have been previously, and may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).

B.  Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C.  Borrower has requested that Bank amend the Loan Agreement to (i) evidence a new Term Loan, (ii) amend certain financial covenants, and (iii) make certain other revisions to the Loan Agreement as more fully set forth herein.

D.  Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

Agreement

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.  Definitions.  Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2.  Amendments to Loan Agreement.

2.1  Section 2.1.5 (Term Loan).  A new Section 2.1.5 is hereby added to the Loan Agreement as follows:

2.1.5  Term Loan.

(a)  Availability.  Bank shall make one (1) term loan available to Borrower in an amount up to the Term Loan Amount on the date of the Second Amendment subject to the satisfaction of the terms and conditions of this Agreement.

(b)  Repayment.  Borrower shall repay the Term Loan in (i) forty-eight (48) equal installments of principal, plus (ii) monthly installments of accrued interest (the "Term Loan Payment").  Beginning on the first day of the month following the month in which the Funding Date of the Term Loan occurs, each Term Loan Payment shall be payable on the first day of each month.  Borrower's final Term Loan Payment, due on the Term Loan Maturity Date, shall include all outstanding principal and accrued and unpaid interest under the Term Loan.

(c)  Prepayment.  At Borrower’s option, so long as an Event of Default has not occurred and is not continuing, Borrower shall have the option to prepay all, but not less than all, of the Term Loan Amount advanced by Bank under this Agreement, provided Borrower (a) provides written notice to Bank of its election to exercise to prepay the Term Loan at least thirty (30) days prior to such prepayment, and (b) pays, on the date of the prepayment (i) all accrued and unpaid interest with respect to the Term Loan through the date the prepayment is made; (ii) all unpaid principal with respect to the Term Loan; (iii) a premium equal to the Make-Whole Premium; and (iv) all other sums, if any, that shall have become due and payable hereunder with respect to this Agreement.

2.2  Section 2.3(a) (Interest Rate).  Section 2.3(a) is hereby deleted and replaced with the following:

(a)  Interest Rate

(i)  Advances.  Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the Prime Rate plus two and one-quarter (2.25) percentage points, which interest shall be payable monthly, in arrears, in accordance with Section 2.3(f) below; provided, however, that during a Streamline Period, subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the Prime Rate plus one and three-quarters (1.75) percentage points, which interest shall be payable monthly, in arrears, in accordance with Section 2.3(f) below.

(ii)  Term Loan.  Subject to Section 2.3(b), the principal amount outstanding under the Term Loan shall accrue interest at a per annum rate equal to six and one-half percent (6.5%), which interest shall be payable monthly in accordance with Section 2.1.5(b).

2.3  Section 2.3(f) (Certain Payments).  Section 2.3(f) is hereby deleted and replaced with the following:

(f)  Payment; Interest Computation; Float Charge.  Interest on the Revolving Line is payable monthly on the last calendar day of each month.  In computing interest on the Obligations, all Payments received after 12:00 noon Pacific Time on any day shall be deemed received on the next Business Day.  In addition, so long as any principal or interest with respect to any Credit Extension remains outstanding, Bank shall be entitled to charge Borrower a “float” charge in an amount equal to two (2) Business Days interest, at the interest rate applicable to the Advances, on all Payments received by Bank that are not received electronically.  Said float charge is not included in interest for purposes of computing Minimum Monthly Interest (if any) under this Agreement.  The float charge for each month shall be payable on the last day of the month.  Bank shall not, however, be required to credit Borrower's account for the amount of any item of payment which is unsatisfactory to Bank in its good faith reasonable business judgment, and Bank may charge Borrower's Designated Deposit Account for the amount of any item of payment which is returned to Bank unpaid.

2.4  Section 2.4(g) (Term Loan Fee).  A new Section 2.4(g) is hereby added to the Loan Agreement as follows:

(g)  Term Loan Fee.  A fully-earned, nonrefundable commitment fee for the Term Loan of $60,000 on the Funding Date of the Term Loan.

2.5  Section 2.4(h) (Make-Whole Premium).  A new Section 2.4(h) is hereby added to the Loan Agreement as follows:

(h)  Make-Whole Premium.  The Make-Whole Premium when due pursuant to the terms of Section 2.1.5(c).

2.6  Section 5.10 (Use of Proceeds).  Section 5.10 is hereby deleted and replaced with the following:

Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.  In addition, Borrower shall use the proceeds of the Term Loan solely to fund capital expenditures for capital assets.

2.7  Section 6.8(a) (Operating Accounts).  Section 6.8(a) is hereby deleted and replaced with the following:

(a)  Maintain at least eighty-five percent (85%) of its cash and Cash Equivalents in operating and other deposit and investment accounts with Bank and Bank Affiliates.

2.8  Section 6.9 (Financial Covenants).  Section 6.9 is hereby deleted and replaced with the following:

Financial Covenants.  Borrower shall maintain at all times, to be tested as set forth below, on a consolidated basis with respect to Borrower and its Subsidiaries:

(a)  Adjusted Quick Ratio.  A ratio, to be tested as of the last day of each month, of (i) Quick Assets to (ii) Current Liabilities of at least (A) from June 1, 2010 through the June 30, 2011 reporting period of Borrower, 1.00 to 1.00, and (B) from and after July 1, 2011, 1.25 to 1.00.

(b)  Fixed Charge Coverage Ratio.  A Fixed Charge Coverage Ratio, to be tested as of the last day of each quarter, of not less than the following:

Period	Ratio

6/30/2010 through 12/31/2010	1.10 to 1.0
3/31/2011 through 12/31/2011	1.25 to 1.0
3/31/2012 and thereafter	1.50 to 1.0.

2.9  Section 8.1 (Payment Default).  Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) day grace period shall not apply to payments due on the Revolving Line Maturity Date or the Term Loan Maturity Date).  During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period)

2.10  Section 13 (Definitions).  The following terms and their respective definitions set forth in Section 13.1 are amended in their entirety and replaced with the following:

“Committed Availability” means, as the date of determination, an amount equal to the sum of the Revolving Line plus the Term Loan Amount minus all outstanding Credit Extensions.

“Credit Extension” is any Advance, Letter of Credit, EXIM Loan, Term Loan, FX Forward Contract, amount utilized for Cash Management Services, or any other extension of credit by Bank for Borrower's benefit.

“Fixed Charge Coverage Ratio” means is (a) (i) EBITDA for the previous quarter less (ii) unfinanced capital expenditures and cash taxes, all calculated for the previous quarter, divided by (b) (i) the sum of interest expense paid in cash for the previous quarter, plus (ii) all required scheduled principal payments on all Funded Debt and capital leases, calculated for the previous quarter.  In addition, any unused proceeds from the Term Loan will be credited to the financed capital expenditures calculation during any 2010 reporting period.

“Funded Debt” is (a) all obligations to repay borrowed money, direct or indirect, incurred or assumed, (b) all obligations for the deferred purchase price of capital, (c) all obligations (contingent or otherwise) under any letter of credit or banker’s acceptance, (d) all synthetic leases, (e) all lease obligations that have been or should be capitalized on the books of Borrower in accordance with GAAP, (f) all obligations to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person, (g) any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing of money entered into by Borrower to finance its operations or capital requirements, and (h) any guaranty of any obligations described in subparts (a) through (g) hereof.

“Make-Whole Premium” is an amount equal to 1.00% of the outstanding Term Loan if the prepayment is made on or before the first anniversary of the date hereof; 0.50% of the outstanding Term Loan if the prepayment is made on or after the first anniversary hereof but before the second anniversary hereof; 0.25% of outstanding Term Loan if the prepayment is made on or after the second anniversary hereof but before the third anniversary hereof; 0.00% of the outstanding Term Loan if the prepayment is made on or after the third anniversary hereof but before the Term Loan Maturity Date; provided, however, the Make-Whole Premium shall be reduced by an amount equal to 50% in the event Borrower has sold equity in Borrower in an amount greater than $3,000,000 prior to or concurrently with the prepayment of the Term Loan.

“Second Amendment” is that certain Second Amendment to Loan and Security Agreement between Borrower and Bank dated as of June 28, 2010.

“Term Loan” is a loan made by Bank pursuant to the terms of Section 2.1.5 hereof.

“Term Loan Amount” is an amount equal to Six Million Dollars ($6,000,000).

“Term Loan Maturity Date” is June 28, 2014.

“Term Loan Payment” is defined in Section 2.1.5(b).

3.  Limitation of Amendments.

3.1  The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2  This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4.  Representations and Warranties.  To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1  Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2  Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3  The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4  The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5  The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6  The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and

4.7  This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5.  Counterparts.  This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6.  Effectiveness.  This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto, (b) Bank’s receipt of the Acknowledgment of Amendment and Reaffirmation of Guaranty substantially in the form attached hereto as Schedule 1, duly executed and delivered by each Guarantor, (c) Bank’s receipt of the Acknowledgment of Amendment and Reaffirmation of Security Agreement substantially in the form attached hereto as Schedule 2, duly executed and delivered by each Pledgor; and (d) Bank’s receipt of all fees required by this Amendment.

In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK	BORROWER
Silicon Valley Bank /s/ Chris Ennis By: Chris Ennis Name: Chris Ennis Title: Relationship Manager	Ramtron International Corporation /s/ Eric A. Balzer By: Eric A. Balzer Name: Eric A. Balzer Title: Chief Financial Officer

Schedule 1

ACKNOWLEDGMENT OF AMENDMENT
AND REAFFIRMATION OF GUARANTY

Section 1.  Guarantor hereby acknowledges and confirms that it has reviewed and approved the terms and conditions of the Second Amendment to Loan and Security Agreement dated as of even date herewith (the “Amendment”).

Section 2.  Guarantor hereby consents to the Amendment and agrees that the Guaranty relating to the Obligations of Borrower under the Loan Agreement shall continue in full force and effect, shall be valid and enforceable and shall not be impaired or otherwise affected by the execution of the Amendment or any other document or instrument delivered in connection herewith.

Section 3.  Guarantor represents and warrants that, after giving effect to the Amendment, all representations and warranties contained in the Guaranty are true, accurate and complete as if made the date hereof.

Dated as of June 28, 2010

GUARANTOR

Ramtron Canada Inc.

By:  /s/ Eric A. Balzer
Name:  Eric A. Balzer
Title:  Secretary

Schedule 2

ACKNOWLEDGMENT OF AMENDMENT
AND REAFFIRMATION OF SECURITY AGREEMENT

Section 1.  Pledgor hereby acknowledges and confirms that it has reviewed and approved the terms and conditions of the Second Amendment to Loan and Security Agreement dated as of even date herewith (the “Amendment”).

Section 2.  Pledgor hereby consents to the Amendment and agrees that the Security Agreement securing the Obligations of Borrower under the Loan Agreement shall continue in full force and effect, shall be valid and enforceable and shall not be impaired or otherwise affected by the execution of the Amendment or any other document or instrument delivered in connection herewith.

Section 3.  Pledgor represents and warrants that, after giving effect to the Amendment, all representations and warranties contained in the Security Agreement are true, accurate and complete as if made the date hereof.

Dated as of June 28, 2010

PLEDGOR

Ramtron Canada Inc.

By:  /s/ Eric A. Balzer
Name:  Eric A. Balzer
Title:  Secretary